The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated September 14, 2016
September , 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the
Least Performing of the iShares® Nasdaq Biotechnology ETF,
the SPDR® S&P® Bank ETF and the Technology Select
Sector SPDR® Fund due September 20, 2018
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
•     The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing price of one share of each of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P® Bank ETF and the Technology Select Sector SPDR® Fund, which we refer to as the Funds, is greater than or equal to 75.00% of its Initial Value, which we refer to as a Coupon Barrier.
•     The Notes will be automatically called if the closing price of one share of each Fund on any Observation Date (other than the final Observation Date, which we refer to as the Valuation Date) is greater than or equal to its Initial Value.
•     The earliest date on which an automatic call may be initiated is December 16, 2016.
•     Investors in the Notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates.
•     Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•     The Notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  Any payment on the Notes is subject to the credit risk of JPMorgan Financial, as issuer of the Notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the Notes.
•     Payments on the Notes are not linked to a basket composed of the Funds.  Payments on the Notes are linked to the performance of each of the Funds individually, as described below.
•     Minimum denominations of $1,000 and integral multiples thereof
•     The Notes are expected to price on or about September 16, 2016 and are expected to settle on or about September 21, 2016.
•     CUSIP: 46646EA85

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $17.50 per $1,000 principal amount Note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the Notes priced today, the estimated value of the Notes would be approximately $950.50 per $1,000 principal amount Note.  The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount Note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Funds: The iShares® Nasdaq Biotechnology ETF (Bloomberg ticker: IBB), the SPDR® S&P® Bank ETF (Bloomberg ticker: KBE) and the Technology Select Sector SPDR® Fund (Bloomberg ticker: XLK)
Contingent Interest Payments:
If the Notes have not been automatically called and the closing price of one share of each Fund on any Observation Date is greater than or equal to its Coupon Barrier, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $35.00 (equivalent to a Contingent Interest Rate of at least 14.00% per annum, payable at a rate of at least 3.50% per quarter) (to be provided in the pricing supplement).
If the closing price of one share of any Fund on any Observation Date is less than its Coupon Barrier, no Contingent Interest Payment will be made with respect to that Observation Date.
Contingent Interest Rate: At least 14.00% per annum, payable at a rate of at least 3.50% per quarter (to be provided in the pricing supplement)
Coupon Barrier / Trigger Value: With respect to each Fund, 75.00% of its Initial Value
Pricing Date: On or about September 16, 2016
Original Issue Date (Settlement Date): On or about September 21, 2016
Observation Dates*: December 16, 2016, March 16, 2017, June 16, 2017, September 18, 2017, December 18, 2017, March 16, 2018, June 18, 2018, September 17, 2018 (the “Valuation Date”)
Contingent Interest Payment Dates*: December 21, 2016, March 21, 2017, June 21, 2017, September 21, 2017, December 21, 2017, March 21, 2018, June 21, 2018 and the Maturity Date
Maturity Date*: September 20, 2018
Call Settlement Date*:  If the Notes are automatically called on any Observation Date (other than the Valuation Date), the first Contingent Interest Payment Date immediately following that Observation Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:
If the closing price of one share of each Fund on any Observation Date (other than the Valuation Date) is greater than or equal to its Initial Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Observation Date, payable on the applicable Call Settlement Date.  No further payments will be made on the Notes.
Payment at Maturity:
If the Notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.
If the Notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Fund Return)
If the Notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
Least Performing Fund: The Fund with the Least Performing Fund Return
Least Performing Fund Return: The lowest of the Fund Returns of the Funds
Fund Return: With respect to each Fund,
(Final Value – Initial Value)
Initial Value
Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date
Final Value: With respect to each Fund, the closing price of one share of that Fund on the Valuation Date
Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date.  The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

How the Notes Work

Payments in Connection with Observation Dates Preceding the Valuation Date
Payment at Maturity If the Notes Have Not Been Automatically Called
Total Contingent Interest Payments
The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes based on a hypothetical Contingent Interest Rate of 14.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.  The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 14.00% per annum.
Number of Contingent Interest Payments	Total Contingent Interest Payments
8	$280.00
7	$245.00
6	$210.00
5	$175.00
4	$140.00
3	$105.00
2	$70.00
1	$35.00
0	$0.00

PS-2 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

Hypothetical Payout Examples

The following examples illustrate payments on the Notes linked to three hypothetical Funds, assuming a range of performances for the hypothetical Least Performing Fund on the Observation Dates.  Each hypothetical payment set forth below assumes that the closing price of one share of each Fund that is not the Least Performing Fund on each Observation Date is greater than or equal to its Initial Value (and therefore its Coupon Barrier and Trigger Value).
In addition, the hypothetical payments set forth below assume the following:
•	an Initial Value for the Least Performing Fund of $100.00;
•	a Coupon Barrier and a Trigger Value for the Least Performing Fund of $75.00 (equal to 75.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 14.00% per annum (payable at a rate of 3.50% per quarter).
The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Fund.  The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement.  For historical data regarding the actual closing price of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes.  The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1 — Notes are automatically called on the first Observation Date.
Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount Note)
First Observation Date	$105.00	$1,035.00
	Total Payment	$1,035.00 (3.50% return)
Because the closing price of one share of each Fund on the first Observation Date is greater than or equal to its Initial Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, of $1,035.00 (or $1,000 plus the Contingent Interest Payment applicable to the first Observation Date), payable on the applicable Call Settlement Date.  No further payments will be made on the Notes.
Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value.
Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount Note)
First Observation Date	$95.00	$35.00
Second Observation Date	$85.00	$35.00
Third through Seventh Observation Dates	Less than Coupon Barrier	$0
Valuation Date	$90.00	$1,035.00
	Total Payment	$1,105.00 (10.50% return)
Because the Notes have not been automatically called and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount Note, will be $1,035.00 (or $1,000 plus the Contingent Interest Payment applicable to the Valuation Date).  When added to the Contingent Interest Payments received with respect to the prior Observation Dates, the total amount paid, for each $1,000 principal amount Note, is $1,105.00.

PS-3 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is less than its Trigger Value.
Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount Note)
First Observation Date	$60.00	$0
Second Observation Date	$55.00	$0
Third through Seventh Observation Dates	Less than Coupon Barrier	$0
Valuation Date	$50.00	$500.00
	Total Payment	$500.00 (-50.00% return)
Because the Notes have not been automatically called, the Final Value of the Least Performing Fund is less than its Trigger Value and the Least Performing Fund Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount Note, calculated as follows:
$1,000 + [$1,000 × (-50.00%)] = $500.00
The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the Notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The Notes do not guarantee any return of principal.  If the Notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value.  Accordingly, under these circumstances, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the Notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing price of one share of each Fund on that Observation Date is greater than or equal to its Coupon Barrier.  If the closing price of one share of any Fund on that Observation Date is less than its Coupon Barrier, no Contingent Interest Payment will be made with respect to that Observation Date.  Accordingly, if the closing price of one share of any Fund on each Observation Date is less than its Coupon Barrier, you will not receive any interest payments over the term of the Notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the Notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
 As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes.  If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

PS-4 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation in the price of any Fund, which may be significant.  You will not participate in any appreciation in the price of any Fund.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the Notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the Notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE SPDR® S&P® BANK ETF AND ITS UNDERLYING INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of the SPDR® S&P® Bank ETF or the level of its Underlying Index (as defined under “The Funds” below).
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH FUND —
Payments on the Notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund.  Poor performance by any of the Funds over the term of the Notes may negatively affect whether you will receive a Contingent Interest Payment on any Contingent Interest Payment Date, and your payment at maturity and will not be offset or mitigated by positive performance by the other Funds.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE VALUATION DATE —
If the Final Value of any Fund is less than its Trigger Value and the Notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Least Performing Fund.  Even in cases where the Notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your Notes are automatically called, the term of the Notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk.
•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO THAT FUND OR THOSE SECURITIES.
•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —
The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the Notes.
•
THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index.  Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund. During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market

PS-5 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that Fund.  As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.  For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.
•	RISKS ASSOCIATED WITH THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES WITH RESPECT TO THE iSHARES® NASDAQ BIOTECHNOLOGY ETF —
All or substantially all of the equity securities held by the iShares® Nasdaq Biotechnology ETF are issued by companies whose primary line of business is directly associated with the biotechnology or pharmaceutical industry.  Market or economic factors impacting biotechnology or pharmaceutical companies could have a major effect on the value of the iShares ® Nasdaq Biotechnology ETF.  Biotechnology companies depend on the successful development of new and proprietary technologies.  There can be no assurance that the development of new technologies will be successful or that intellectual property rights will be obtained with respect to new technologies.  The loss or impairment of intellectual property rights may adversely affect the profitability of biotechnology companies.  In addition, companies in the biotechnology industry spend heavily on research and development and their products or services may not prove commercially successful or may become obsolete quickly.  The risks of high development costs may be exacerbated by the inability to raise prices as a result of managed care pressure, government regulation or price controls.  Biotechnology companies can suffer persistent losses during the transition of new products from development to production or when products are or may be subject to regulatory approval processes or regulatory scrutiny and, as a consequence, the earnings of biotechnology companies may be erratic.  Companies in the biotechnology industry are also exposed to the risk that they will be subject to products liability claims.  Companies involved in the biotechnology industry may be subject to extensive government regulations by the Food and Drug Administration, the Environmental Protection Agency and the U.S. Department of Agriculture, among other foreign and domestic regulators.  This regulation may significantly affect and limit biotechnology research, product development and approval of products.
Companies in the pharmaceutical industry are subject to competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting.  The profitability of some companies in the pharmaceutical industry may be dependent on a relatively limited number of products. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments.  Many new products in the pharmaceutical industry are subject to government approvals, regulation and reimbursement rates.  The process of obtaining government approvals may be long and costly.  Many companies in the pharmaceutical industry are heavily dependent on patents and intellectual property rights.  The loss or impairment of these rights may adversely affect the profitability of these companies.  Companies in the pharmaceutical industry may be subject to extensive litigation based on product liability and similar claims.
As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE iSHARES® NASDAQ BIOTECHNOLOGY ETF —
Some of the equity securities held by the Fund have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.
•	RISKS ASSOCIATED WITH THE BANKING INDUSTRY WITH RESPECT TO THE SPDR® S&P® BANK ETF —
All or substantially all of the equity securities held by the SPDR® S&P® Bank ETF are issued by companies whose primary line of business is directly associated with the banking industry.  Market or economic factors impacting companies in the banking industry could have a major effect on the value of the SPDR® S&P® Bank ETF.  The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain.  Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change.  Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.  Banks may also be subject to severe price competition.  The regional banking industry is highly competitive and failure to maintain or increase market share may result in lost market share.  As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or

PS-6 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.
•	RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE TECHNOLOGY SELECT SECTOR SPDR® FUND –
All or substantially all of the equity securities held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector.  Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the Technology Select Sector SPDR® Fund. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.  As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.
•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	THE RISK OF THE CLOSING PRICE OF A FUND FALLING BELOW ITS COUPON BARRIER OR TRIGGER VALUE IS GREATER IF THE LEVEL OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —
The Notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.  You may not be able to sell your Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Interest Rate.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the Notes is only an estimate determined by reference to several factors.  The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

PS-7 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price if any, at which JPMS will be willing to buy the Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Funds.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.
The Funds

The iShares® Nasdaq Biotechnology ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of biotechnology and pharmaceutical equities listed on The NASDAQ Stock Market, which we refer to as the Underlying Index with respect to the iShares® Nasdaq Biotechnology ETF.  The Underlying Index with respect to the iShares® Nasdaq Biotechnology ETF is currently the NASDAQ Biotechnology Index®.  The NASDAQ Biotechnology Index® is designed to track the performance of a set of securities listed on The NASDAQ Stock Market that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark.  For additional information about the iShares® Nasdaq Biotechnology ETF, see Annex A to this pricing supplement.
The SPDR® S&P® Bank ETF is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index that tracks the performance of publicly traded national money centers and leading regional banks, which we refer to as the Underlying Index with respect to the SPDR® S&P® Bank ETF.  The Underlying Index with respect to the SPDR® S&P® Bank ETF is currently the S&P® Banks Select IndustryTM Index.  The S&P® Banks Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries: asset management & custody banks (must also meet the North American Industry Classification of depository credit intermediation), diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance.  For additional information about the SPDR® S&P® Bank ETF, see the information set forth under “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the SPDR® S&P® Bank ETF is a “SPDR® S&P® Industry ETF.”  For additional information about the S&P® Banks Select IndustryTM Index, see Annex B to this pricing supplement.
The Technology Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index, which we refer to as the Underlying Index with respect to the Technology Select Sector SPDR® Fund.  The Technology Select Sector Index is a modified market capitalization-based index that measures the performance of the technology sector of the S&P 500® Index.  The Technology Select Sector Index includes companies in the following industries: technology hardware, storage, and peripherals; software; diversified telecommunication services;

PS-8 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

communications equipment; semiconductors and semiconductor equipment; internet software and services; IT services; electronic equipment, instruments and components; and wireless telecommunication services.  For additional information about the Technology Select Sector SPDR® Fund, see the information set forth under “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.
Historical Information
The following graphs set forth the historical performance of each Fund based on the weekly historical closing price of one share from January 7, 2011 through September 9, 2016.  The closing price of one share of the iShares® Nasdaq Biotechnology ETF on September 13, 2016 was $282.62.  The closing price of one share of the SPDR® S&P® Bank ETF on September 13, 2016 was $33.44.  The closing price of one share of the Technology Select Sector SPDR® Fund on September 13, 2016 was $46.59.  We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.
The historical closing price of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date or any Observation Date.  There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

PS-9 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.
Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.
FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the Notes. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

PS-10 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.
The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the Notes does not represent future values of the Notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.
The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the Notes.  The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-11 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the Notes.
The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.
Additional Terms Specific to the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

Annex A

The iShares® Nasdaq Biotechnology ETF
All information contained in this pricing supplement regarding the iShares® Nasdaq Biotechnology ETF (the “Biotechnology Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by iShares® Trust and BlackRock Fund Advisors (“BFA”).  The Biotechnology Fund is an investment portfolio of iShares® Trust.  BFA is currently the investment adviser to the Biotechnology Fund.  The Biotechnology Fund is an exchange-traded fund (“ETF”) that trades on The NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.”
The Biotechnology Fund seeks to track the investment results, before fees and expenses, of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index® (the “Biotechnology Index”).  For more information about the Biotechnology Index, please see “— The NASDAQ Biotechnology Index®” below.
The Biotechnology Fund uses a “representative sampling” indexing strategy in attempting to track the performance of the Biotechnology Index.  The Biotechnology Fund invests in a representative sample of securities that collectively has an investment profile similar to the Biotechnology Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Biotechnology Index.   The Biotechnology Fund may or may not hold all of the securities in the Biotechnology Index.
The Biotechnology Index is a theoretical financial calculation, while the Biotechnology Fund is an actual investment portfolio.  The performance of the Biotechnology Fund and the Biotechnology Index may vary due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Biotechnology Fund’s portfolio and the Biotechnology Index resulting from the Biotechnology Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Biotechnology Fund but not to the Biotechnology Index.  Because the Biotechnology Fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy.
iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Biotechnology Fund.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333‑92935 and 811‑09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA, and the Biotechnology Fund, please see the Biotechnology Fund’s prospectus.  In addition, information about iShares® Trust and the Biotechnology Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement
The Biotechnology Index
All information contained in this pricing supplement regarding the Biotechnology Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”).  The Biotechnology Index was developed and is calculated, maintained and published by NASDAQ OMX.  NASDAQ OMX does not have any obligation to continue to publish, and may discontinue publication of, the Biotechnology Index.
General
The Biotechnology Index is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark (“ICB”).  The inception date of the Biotechnology Index is November 1, 1993.  The Biotechnology Index is reported by Bloomberg L.P. under the ticker symbol “NBI.”
Component Security Eligibility Criteria
To be eligible for initial inclusion in the Biotechnology Index, the issuer of a component security (which can be a common stock, ordinary share, American depositary receipt (“ADR”), share of beneficial interest or limited partnership interest) must meet the following criteria:
•
the component security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or on the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

PS-13 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either biotechnology or pharmaceutical;
•	the component security may not be issued by an issuer currently in bankruptcy proceedings;
•	the component security must have a market capitalization of at least $200 million;
•	the component security must have an average daily trading volume of at least 100,000 shares;
•
the issuer of the component security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible for inclusion in the Biotechnology Index;

•	the issuer of the component security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the component security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT LLC (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Calculation of the Biotechnology Index
The NASDAQ Biotechnology Index is a modified market capitalization weighted index.  The closing level of the Biotechnology Index is calculated as the aggregate values of (x) the index weight of each component security of the Biotechnology Index multiplied by (y) its last sale price on NASDAQ, which may be the NASDAQ Official Closing Price, and then divided by (z) the divisor of the Biotechnology Index, which is a scaling factor.  The divisor serves the purpose of scaling the aggregate value to a lower order of magnitude for index reporting purposes.  The closing level of the Biotechnology Index reflects the price return of the component securities without regard to cash dividends paid on the component securities.  The Biotechnology Index also reflects extraordinary cash dividends.
Biotechnology Index Rebalancing
The Biotechnology Index is rebalanced quarterly.  At each quarterly rebalancing, the following methodology is applied to the capitalization of each component security, after applying quarterly changes to the total shares outstanding, to determine each component security’s modified market capitalization weight.  Each component security’s index weight is rebalanced so that the maximum index weight of any component security does not exceed 8% and no more than five component securities are at that cap.  The excess weight of any capped component security is distributed proportionally across the remaining component securities.  If, after redistribution, any of the five highest ranked component securities are weighted below 8%, these securities are not capped.  Next, any remaining component securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining component securities.  The process is repeated, if necessary, to derive the final modified market capitalization weights of each component security.  The new index weight of each component security is calculated by dividing the modified market capitalization weight of each component security by its last sale price as of the close of trading on the last trading day in February, May, August and November.  The changes will be effective after the close of trading on the third Friday in March, June, September and December.
Biotechnology Index Evaluation
The component securities of the Biotechnology Index are evaluated annually in December of each year.  The eligibility criteria described above are applied using market data through the end of October and is updated for total shares outstanding submitted in a document filed publicly with the SEC through the end of November.  Securities meeting the eligibility criteria listed above are included in the Biotechnology Index.  Additions and deletions of component securities become effective after the close of trading on the third Friday in December.
Additionally, if at any time during the year other than the time for an evaluation, a component security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion in the Biotechnology Index, the component security will be removed from the Biotechnology Index at its last sale price.  If, however, at the time of its removal, a component security is halted from trading on its primary listing market and an official closing price cannot be readily determined, the component security may, in NASDAQ OMX’s discretion, be removed at a price of zero.
Biotechnology Index Maintenance
Changes in the price and/or index weights of component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the changes is made as soon as practicable.  However, if the change in total shares outstanding is less than 10%, all such changes are accumulated and made effective at one time on a quarterly basis after the close of

PS-14 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund

trading on the third Friday in March, June, September and December.  The index weights of each component security are adjusted by the same percentage amount by which the total shares outstanding for that component security has changed.
A special cash dividend announced by the listing exchange will result in an adjustment to the last sale price of the relevant component security prior to market open on the ex-date for the special amount distributed.
Ordinarily, whenever there is a change in the index weight of component securities, in the component securities or to the price of a component security due to spin-offs, rights issuances or special cash dividends, the divisor of the Biotechnology Index will be adjusted to ensure that there is no discontinuity in the value of the Biotechnology Index caused by any such change.  All changes are announced in advance and are reflected in the Biotechnology Index prior to market open on the relevant date of effectiveness.
Annex B

The S&P® Banks Select IndustryTM Index
The S&P® Banks Select IndustryTM Index (the “Banks Index”) is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries: asset management & custody banks (must also meet the North American Industry Classification of depository credit intermediation), diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance.  The Banks Index is reported by Bloomberg L.P. under the ticker symbol “SPSIBK.”   For additional information about the Banks Index, see the information set forth under “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the Banks Index is a “Select Industry Index.”
Notwithstanding anything to the contrary in the accompanying underlying supplement, the float-adjusted market capitalization and float-adjusted liquidity ratio requirements for the Banks Index are set forth below:
•	to be included in the Banks Index, a company’s float-adjusted market capitalization must be greater than $2 billion and its float-adjusted liquidity ratio must be greater than 100%; and
•
to remain in the Banks Index at each rebalancing, an existing component’s float-adjusted market capitalization must be greater than $1 billion and its float-adjusted liquidity ratio must be greater than 50%.

PS-15 |  Structured Investments
Contingent Coupon Auto Callable Yield Notes Linked to the Least
Performing of the iShares® Nasdaq Biotechnology ETF, the SPDR® S&P®
Bank ETF and the Technology Select Sector SPDR® Fund